Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	December 22, 2010
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Web site address: www.wintrust.com
Wintrust Financial Corporation Fully Redeems its
Preferred Stock from the U.S. Treasury
LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or the “Company”) (Nasdaq:WTFC) announced today that it repurchased all 250,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Preferred Stock”), which it issued to the U.S. Department of Treasury (the “Treasury”) under the TARP Capital Purchase Program. The Preferred Stock was repurchased at a price of $251,284,722, which includes accrued and unpaid dividends of $1,284,722. The repurchase of the Preferred Stock will result in a one-time, non-cash charge that will reduce net income applicable to common shares in the fourth quarter of 2010 by approximately $11.4 million. This amount represents the difference between the repurchase price and the carrying amount of the Preferred Stock, or the accelerated accretion of the applicable discount on the preferred shares.
Edward J. Wehmer, President and Chief Executive Officer, said “We believe that the repurchase of the Preferred Stock is in the best long-term interest of our shareholders. Wintrust, as one of the healthy banks who were recipients of TARP funds under the CPP, helped fulfill the program’s goal of continuing to lend in an unstable economic environment.” Mr. Wehmer went on to say that “we are proud that we have actively supported our clients throughout the recent economic downturn by helping them to grow and stimulate the local economy. Since the Company entered the CPP in December 2008, total assets have grown by approximately 35% and we have made new and renewed loans to thousands of borrowers in excess of $18 billion. We believe that our financial condition allows us to repay the Treasury and remain well positioned to continue lending in the communities we serve. The repurchase of the Preferred

Stock should provide a clear message to our shareholders and customers that we are a sound institution with the financial flexibility to take advantage of growth opportunities in our markets.”
The Treasury continues to hold warrants to purchase up to approximately 1,643,295 shares of Wintrust common stock at an exercise price of $22.82 per share.
About Wintrust
Wintrust is a financial holding company with assets in excess of $14 billion whose common stock is traded on the NASDAQ Global Select Market (Nasdaq: WTFC). Wintrust operates fifteen community bank subsidiaries that are located in the greater Chicago and Milwaukee market areas. Additionally, the Company operates various non-bank subsidiaries including one of the largest commercial insurance premium finance companies operating in the United States, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, companies engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services including broker-dealer, money management services, advisory services, and trust and estate services. Currently, Wintrust operates 85 banking offices.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Wintrust’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in Wintrust’s Annual Report on Form 10-K for the most recently ended fiscal year and in Wintrust’s subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.
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